Registration No. 33-57682
                                                           Rule 424(b)(3)

         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 18, 1993

                Merrill Lynch Mortgage Investors, Inc., Seller
          PrimeFirst(Registered Trademark) Adjustable Rate Mortgage
                Senior/Subordinate Pass-Through Certificates,
                     Series 1993B, Class B (Subordinate)

                       MERRILL LYNCH CREDIT CORPORATION
                               Master Servicer
_____________________________________________________________________________

     On February 19, 1993, the PrimeFirst(Registered Trademark) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1993B, Class B (the "Class B Certificates") were issued in an approximate original aggregate principal amount of $12,950,000. The Class B Certificates represented beneficial interests of approximately 4.50% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of February 1, 1993 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Prospectus Supplement to the above-referenced Prospectus (the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

     The first two tables set forth after the first paragraph under the heading "The Master Servicer - MLCC and its PrimeFirst Mortgage Program-- Delinquency and Loan Loss Experience" on page 26 of the Prospectus are hereby updated, in their entirety, as follows:

                               1993 B   Class B

         PRIMEFIRST(Registered Trademark) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)

                              December 31, 1997        December 31, 1996         December 31, 1995
                           ------------------------  -----------------------  ------------------------
                            Number of                Number of                Number of
                           PrimeFirst    Principal   PrimeFirst   Principal   PrimeFirst   Principal
                              Loans       Amount       Loans       Amount       Loans        Amount
                           ------------  ----------  -----------  ----------  -----------  -----------
PrimeFirst Loans
  Outstanding . . . . . .        14,159  $5,302,950       11,054  $4,331,131        8,272   $3,536,761
Delinquency Period
  30-59 Days  . . . . . .           183  $   66,254          180  $   84,297          127   $   56,370
  60-89 Days  . . . . . .            26      18,544           19       6,583           13        7,917
  90 Days or More*  . . .            24      18,072           29      27,590           44       45,749
                           ------------  ----------  -----------  ----------  -----------  -----------
     Total Delinquency  .           233  $  102,870          228  $  118,470          184   $  110,036
                           ============  ==========  ===========  ==========  ===========  ===========

Delinquencies as
  Percent of Number
  of PrimeFirst
  Loans and Principal
  Amount Outstanding  . .         1.65%       1.94%        2.06%       2.74%        2.22%        3.11%

Foreclosures  . . . . . .            39     $47,396           29  $   39,100           28   $   38,209

Foreclosures as
  Percent of Number
  of PrimeFirst
  Loans and Principal
  Amount Outstanding  . .         0.28%       0.89%        0.26%       0.90%        0.34%        1.08%

_________________________________
*  Does not include loans subject to bankruptcy proceedings.


            PRIMEFIRST(Registered Trademark) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)

                                                 Year Ended        Year Ended          Year Ended
                                             December 31, 1997  December 31, 1996  December 31, 1995
                                             ------------------ -----------------  -------------------
Average Principal Balance of
  PrimeFirst Loan Portfolio . . . . . . . .          $4,817,041        $3,933,946           $3,444,045
Average Number of PrimeFirst
  Loans Outstanding
  During the Period . . . . . . . . . . . .              12,607             9,663                7,944

Gross Charge-offs . . . . . . . . . . . . .         $     5,363       $     6,157          $     1,840
Recoveries  . . . . . . . . . . . . . . . .         $        99       $         0          $         0
                                             ------------------ -----------------  -------------------
Net Charge-offs . . . . . . . . . . . . . .         $     5,264       $     6,157          $     1,840
                                             ================== =================  ===================
Net Charge-offs as a Percent
  of Average Principal Balance
  Outstanding . . . . . . . . . . . . . . .               0.11%             0.16%                0.05%


                               1993 B   Class B

     Additionally, the information contained in the table entitled "Cut-Off Date Mortgage Loan Principal Balances" and "Range of Margins" under the heading "The Mortgage Pool" on pages 19 and 22, respectively, of the Prospectus is hereby updated to indicate, as of December 31, 1997, the Mortgage Loan Balances and margins of the Mortgage Loans:

           MORTGAGE LOAN PRINCIPAL BALANCES AS OF DECEMBER 31, 1997

                                                                                    % of Mortgage
                  Range of                      Number of                              Pool by
             Principal Balances               Mortgage Loans Principal Balance    Principal Balance
-------------------------------------------   -------------- -----------------    -----------------
$    0.00-          49,999.99 . . . . . . .             7     $    238,034.07             0.26%
$    50,000.00-     54,999.99 . . . . . . .             2          102,088.84             0.11
$    55,000.00-     59,999.99 . . . . . . .             1           55,468.07             0.06
$    60,000.00-     74,999.99 . . . . . . .             5          326,896.06             0.35
$    75,000.00-     99,999.99 . . . . . . .            10          922,016.50             1.00
$    100,000.00-    149,999.99  . . . . . .            33        4,003,210.84             4.35
$    150,000.00-    199,999.99  . . . . . .            33        5,927,283.57             6.44
$    200,000.00-    249,999.99  . . . . . .            40        8,774,516.36             9.53
$    250,000.00-    299,999.99  . . . . . .            34        9,307,703.13            10.10
$    300,000.00-    349,999.99  . . . . . .            28        9,068,823.29             9.85
$    350,000.00-    399,999.99  . . . . . .            13        4,818,045.96             5.23
$    400,000.00-    449,999.99  . . . . . .            12        5,047,519.80             5.48
$    450,000.00-    499,999.99  . . . . . .            11        5,270,178.91             5.72
$    500,000.00-    549,999.99  . . . . . .             7        3,541,474.96             3.85
$    550,000.00-    599,999.99  . . . . . .             4        2,303,377.69             2.50
$    600,000.00-    649,999.99  . . . . . .             7        4,369,541.33             4.74
$    650,000.00-    699,999.99  . . . . . .             4        2,728,893.14             2.96
$    700,000.00-    749,999.99  . . . . . .             1          749,999.99             0.81
$    750,000.00-    799,999.99  . . . . . .             3        2,347,220.11             2.55
$    800,000.00-    849,999.99  . . . . . .             2        1,648,998.95             1.79
$    850,000.00-    899,999.99  . . . . . .             2        1,750,000.00             1.90
$    900,000.00-    949,999.99  . . . . . .             2        1,815,000.00             1.97
$    950,000.00-    999,999.99  . . . . . .             2        1,997,092.46             2.17
$    1,000,000.00-  1,099,999.99  . . . . .             4        4,080,000.00             4.43
$    1,100,000.00-  1,199,999.99  . . . . .             2        2,255,527.73             2.45
$    1,200,000.00-  1,299,999.99  . . . . .             1        1,225,000.00             1.33
$    1,600,000.00-  1,699,999.99  . . . . .             1        1,610,000.00             1.75
$    1,700,000.00-  1,799,999.99  . . . . .             1        1,749,000.03             1.90
$    1,900,000.00-  1,999,999.99  . . . . .             1        1,996,978.74             2.17
$    2,000,000.00-  2,099,999.99  . . . . .             1        2,069,275.50             2.25
                                              -------------- -----------------    -----------------
                   TOTALS   . . . . . . . .           274      $92,099,166.03           100.00%
                                              ============== =================    =================


                               1993 B   Class B

                   RANGE OF MARGINS AS OF DECEMBER 31, 1997

                                                                                 % of Mortgage
                              Number of                                             Pool by
       Margin/(1)/          Mortgage Loans          Principal Balance          Principal Balance
---------------------       --------------          -----------------          -----------------
       -0.250%                      17                $ 18,931,593.74                 20.56%
       -0.125%                      30                  19,681,464.15                 21.37
        0.000%                      90                  30,347,883.07                 32.95
        0.250%                      78                  16,245,643.13                 17.64
        0.500%                      59                   6,892,581.94                  7.48
                            --------------          -----------------          -----------------
     TOTALS                        274                 $92,099,166.03                100.00%
                            ==============          =================          =================

________________________
(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate; provided that the Mortgage Rate will not exceed either 15.00% or 18.00% per annum, as applicable.
                             ____________________

               The date of this Supplement is April 13, 1998.